Imperial Oil announces first-quarter financial and operating results
Calgary, May 2, 2006 - Imperial Oil today announced net income for the first quarter of 2006 of $591 million or $1.78 a share, versus $393 million or $1.12 a share for the same period last year.
The main contributing factors for increased earnings were higher natural resources realizations and stronger refining and marketing margins. In addition, operational performance remained solid during the quarter. Partially offsetting these factors were higher energy costs and a stronger Canadian dollar. Stock-related compensation expenses were lower in the quarter.
Capital and exploration expenditures were $322 million in the first quarter, versus $325 million during the same quarter of 2005. In the first three months, the company repurchased more than 4.7 million shares for $542 million. At March 31, 2006, the company’s balance of cash and marketable securities was $715 million, compared to $1,661 million at the end of 2005.
Tim Hearn, Imperial’s chairman, president and chief executive officer, commented that robust world demand for energy and supply uncertainty brought on by geopolitical events led to sustained higher commodity prices in the quarter. “The business environment, together with solid operating performance, contributed to higher earnings,” Hearn said. “We continue to focus on reliable operations and to invest in major projects that will be needed to meet growing energy needs,” Hearn added.
Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. It is one of Canada’s largest producers of crude oil and natural gas and is also the country’s largest refiner and marketer of petroleum products, sold primarily under the Esso and Mobil brand names through a coast-to-coast supply network that includes close to 2,000 retail outlets.

For further information:
Investor relations	Media relations
Susan Swan	Richard O’Farrell
(403) 237-4537	(403) 237-2710

Highlights / Items of Interest
Progress on Kearl oil sands project
On March 14, 2006, Imperial passed an important milestone on the proposed Kearl oil sands project by filing responses to the information requests received since the submission of the regulatory application in July 2005. Public hearings are anticipated to begin later this year. The project, in which Imperial holds a 70 percent interest, is estimated to contain 4.6 billion barrels of recoverable bitumen and over 13 billion barrels of total bitumen in place.
Progress on Mackenzie gas project
Public hearings on the Mackenzie gas project started in the first quarter of 2006. Conducted by the National Energy Board and Joint Review Panel, the hearings will cover all aspects of the project and are expected to be complete in the fourth quarter, with a decision expected in 2007. The current scope of the proposed project includes development of an estimated six trillion cubic feet (TCF) of natural gas resource in the Mackenzie Delta, including about three TCF at Imperial’s Taglu field, and construction of associated pipelines and facilities.
Imperial donates $4 million to Calgary’s Glenbow Museum
The contribution consists of Imperial’s extensive corporate archives amassed over the company’s 125-year history, an endowment for the ongoing care and maintenance of the collection, and a $500,000 donation towards the Glenbow’s new permanent gallery on the history of Alberta. The Glenbow, one of Canada’s largest museums, is located in downtown Calgary, the new home of Imperial’s headquarters.

IMPERIAL OIL LIMITED

FINANCIAL HIGHLIGHTS (unaudited)

	Three months
	to March 31
	2006	2005

Net income (U.S. GAAP, millions of dollars)
Natural resources	397	276
Petroleum products	199	166
Chemicals	39	44
Corporate and other	(44)	(93)

Net income (U.S. GAAP)	591	393

Cash flow from operating activities	(38)	(57)
Capital and exploration expenditures	322	325

Per-share information (dollars)
Net income — basic	1.79	1.13
Net income — diluted	1.78	1.12
Dividends	0.24	0.22

Share prices — close at March 31
Toronto Stock Exchange (Canadian dollars)	125.74	92.02
American Stock Exchange (U.S. dollars)	107.56	76.14

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

OPERATING RESULTS
The company’s net income for the first quarter of 2006 was $591 million or $1.78 a share on a diluted basis compared with $393 million or $1.12 a share for the same period last year.
The main contributing factors for increased earnings were higher natural resources realizations and stronger refining and marketing margins, which combined for a positive impact of about $260 million. Continued solid operational performance contributed to strong production volumes in the quarter. Partially offsetting these factors were higher energy costs of about $55 million and a stronger Canadian dollar of about $55 million. Stock-related compensation expenses were lower in the quarter by about $50 million.
Total operating revenues were $5,786 million in the first quarter versus $5,940 million in the corresponding period last year.
Natural resources
During the first quarter of 2006, net income from natural resources was $397 million, up $121 million from the first quarter in 2005. Earnings increased primarily due to improved realizations for natural gas, Cold Lake bitumen and crude oil of about $185 million and higher Syncrude volumes of about $45 million. Volume performance of Cold Lake bitumen and natural gas were also strong. These positive impacts on earnings were partially offset by the negative impact of the higher Canadian dollar of about $35 million and lower conventional crude oil and natural gas liquids (NGL) volumes of about $30 million. Energy costs were also higher than last year by about $40 million.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (continued ....)

While Brent crude oil prices in U.S. dollars averaged 30 percent higher in the first quarter compared with the same period last year, Canadian dollar realizations for conventional crude oil increased only 9 percent, partly due to a stronger Canadian dollar. US-dollar realizations for Cold Lake bitumen improved by 39 percent in the first quarter of 2006 from the first quarter of 2005. Realizations for natural gas averaged $9.40 a thousand cubic feet in the first quarter, up from $7.02 a thousand cubic feet in the same quarter last year.
Total gross production of crude oil and NGL was 263 thousand barrels a day, up from 260 thousand barrels in the first quarter of 2005.
Gross production of Cold Lake bitumen averaged 150 thousand barrels a day during the quarter, slightly lower than 152 thousand barrels from the first quarter last year.
The company’s share of Syncrude’s gross production was 51 thousand barrels a day in the first quarter in 2006 compared with 39 thousand barrels during the same period a year ago. Higher production volumes were primarily due to lower maintenance activities in the first quarter of 2006.
During the first three months of the year, gross production of conventional crude oil averaged 33 thousand barrels a day compared with 40 thousand barrels during the corresponding period in 2005. The impact of divested producing properties and the natural reservoir decline in the Western Canadian Basin were the main reasons for the reduced production.
Gross production of NGL available for sale was 29 thousand barrels a day in the first quarter, unchanged from the same quarter last year.
For the first quarter, gross production of natural gas averaged 580 million cubic feet a day, essentially flat compared with the same period last year.
Timing for completion of the upgrader expansion portion of the Syncrude Stage 3 project remains unchanged, with production of higher quality synthetic crude oil expected on stream by mid-2006. The company’s share of the project costs is not expected to change significantly from the previous estimate of about $2.1 billion.
Public hearings by the National Energy Board and Joint Review Panel on the Mackenzie Gas Project began in January and are expected to continue through 2006.
Petroleum products
Net income from petroleum products was $199 million in the first quarter of 2006, compared with $166 million in the same period a year ago. Higher earnings were mainly due to stronger refining and marketing margins, which were partially offset by the impact of a stronger Canadian dollar of about $20 million and higher energy costs of about $15 million. Lower product sales volume, primarily due to weaker industry demand, had limited impact on earnings.
Operating performance of the company’s four refineries was solid in the first quarter. Refinery utilization was a record 97 percent and total refinery throughput was more than 77 million litres a day.

IMPERIAL OIL LIMITED

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (continued ....)

Chemicals
Net income in the first quarter from chemicals was $39 million, compared with $44 million in the first quarter of 2005. The earnings reduction was primarily due to lower sales volume as a result of industry demand.
Corporate and other
Net income from corporate and other was negative $44 million in the first quarter versus negative $93 million in the first quarter of 2005. Earnings improved mainly due to lower stock-related compensation expenses.
LIQUIDITY AND CAPITAL RESOURCES
Cash flow from operating activities was negative $38 million during the first quarter of 2006, compared with negative $57 million in the same period last year. The favourable impact of lower accounts receivable balances, higher earnings and timing of income tax payments was essentially offset by greater seasonal inventory builds and the impact of timing of expenditures on accounts payable balances.
Capital and exploration expenditures were $322 million in the first quarter, versus $325 million during the same quarter of 2005. For the resources segment, capital and exploration expenditures were used mainly at Syncrude and Cold Lake to maintain and expand production capacity. The petroleum products segment capital expenditures were mainly on projects which reduce the sulphur content of diesel fuel, improve operating efficiency and upgrade the network of Esso retail outlets.
During the quarter, the company repurchased more than 4.7 million shares for $542 million. Under the current share-repurchase program, which began on June 23, 2005, the company has repurchased about 14 million shares, and can purchase about another 3 million shares before June 22, 2006 when the current program expires.
Cash dividends of $80 million were paid in the first quarter of 2006, compared with $77 million in the first quarter of 2005. Per-share dividends paid in the first quarter were $0.24, up from $0.22 in the first quarter of 2005.
The above factors led to a decrease in the company’s balance of cash and marketable securities to $715 million at March 31, 2006, from $1,661 million at the end of 2005.
On February 2, 2006, the company proposed to subdivide the common shares of the company on a three-for-one basis. The proposed stock split is subject to shareholder approval at the company’s annual meeting on May 2, 2006 and regulatory approvals.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Information about market risks for the three months ended March 31, 2006 does not differ materially from that discussed on page 32 in the company’s annual report to shareholders for the year ended December 31, 2005, except for the following sensitivity:

Earnings sensitivity (a)
millions of dollars after tax
Nine cents decrease (increase) in the value of the Canadian dollar versus the U.S. dollar	+ (–) 400
The sensitivity of net income to changes in the Canadian dollar versus the U.S. dollar decreased from 2005 year-end by about $8 million (after tax) for each one-cent difference. This is primarily due to the decrease in natural gas prices and industry refining margins.

(a)	The amount quoted to illustrate the impact of the sensitivity represents a change of about 10 percent in the value of the commodity at the end of the first quarter 2006. The sensitivity calculation shows the impact on annual net income that results from a change in one factor, after tax and royalties and holding all other factors constant. While the sensitivity is applicable under current conditions, it may not apply proportionately to larger fluctuations.

This report may contain forward-looking information. Actual results could differ materially due to market conditions, changes in law or government policy, changes in operating conditions and costs, changes in project schedules, operating performance, demand for oil and gas, commercial negotiations or other technical and economic factors.

IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF INCOME
(U.S. GAAP, unaudited)

	Three months
	to March 31
millions of Canadian dollars	2006	2005

REVENUES AND OTHER INCOME
Operating revenues (a)(b)	5,786	5,940
Investment and other income (4)	32	18

TOTAL REVENUES AND OTHER INCOME	5,818	5,958

EXPENSES
Exploration	10	21
Purchases of crude oil and products (b)	3,134	3,639
Production and manufacturing (5)	922	750
Selling and general (5)	338	413
Federal excise tax (a)	303	307
Depreciation and depletion	216	238
Financing costs (6)	5	2

TOTAL EXPENSES	4,928	5,370

INCOME BEFORE INCOME TAXES	890	588
INCOME TAXES	299	195

NET INCOME (3)	591	393

NET INCOME PER COMMON SHARE — BASIC (dollars) (9)	1.79	1.13
NET INCOME PER COMMON SHARE — DILUTED (dollars) (9)	1.78	1.12
DIVIDENDS PER COMMON SHARE (dollars)	0.24	0.22

(a) Federal excise tax included in operating revenues	303	307

(b) Amounts included in operating revenues for purchase / sale contracts with the same counterparty (associated costs are included in “purchases of crude oil and products”) resulting in no impact on net income (2)	—	917
Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation.

IMPERIAL OIL LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS
(U.S. GAAP, unaudited)

	Three months
inflow/(outflow)	to March 31
millions of Canadian dollars	2006	2005

OPERATING ACTIVITIES
Net income	591	393
Adjustment for non-cash items:
Depreciation and depletion	216	238
(Gain)/loss on asset sales, after income tax (4)	(8)	(2)
Deferred income taxes and other	95	(63)
Changes in operating assets and liabilities:
Accounts receivable	211	(209)
Inventories and prepaids	(452)	(324)
Income taxes payable	(363)	(312)
Accounts payable	(36)	502
All other items — net (a)	(292)	(280)

CASH FROM (USED IN) OPERATING ACTIVITIES	(38)	(57)

INVESTING ACTIVITIES
Additions to property, plant and equipment and intangibles	(312)	(304)
Proceeds from asset sales	27	7
Loans to equity company	(1)	—

CASH FROM (USED IN) INVESTING ACTIVITIES	(286)	(297)

FINANCING ACTIVITIES
Repayment of long-term debt	(1)	(1)
Issuance of common shares under stock option plan	1	13
Common shares purchased (9)	(542)	(323)
Dividends paid	(80)	(77)

CASH FROM (USED IN) FINANCING ACTIVITIES	(622)	(388)

INCREASE (DECREASE) IN CASH	(946)	(742)
CASH AT BEGINNING OF PERIOD	1,661	1,279

CASH AT END OF PERIOD	715	537

(a) Includes contribution to registered pension plans	(353)	(339)
Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation.

IMPERIAL OIL LIMITED

CONSOLIDATED BALANCE SHEET
(U.S. GAAP, unaudited)

	As at	As at
	Mar. 31	Dec. 31
millions of Canadian dollars	2006	2005

ASSETS
Current assets
Cash	715	1,661
Accounts receivable, less estimated doubtful accounts	1,864	2,073
Inventories of crude oil and products	872	481
Materials, supplies and prepaid expenses	191	130
Deferred income tax assets	686	654

Total current assets	4,328	4,999

Investments and other long-term assets	88	94

Property, plant and equipment,	21,784	21,526
less accumulated depreciation and depletion	11,571	11,394

Property, plant and equipment (net)	10,213	10,132

Goodwill	204	204
Other intangible assets, net	152	153

TOTAL ASSETS	14,985	15,582

LIABILITIES
Current liabilities
Short-term debt	99	99
Accounts payable and accrued liabilities (5)	3,134	3,170
Income taxes payable	1,037	1,399
Current portion of long-term debt (7)	477	477

Total current liabilities	4,747	5,145

Long-term debt (7)	862	863
Other long-term obligations (8)	1,431	1,728
Deferred income tax liabilities	1,341	1,213

TOTAL LIABILITIES	8,381	8,949

SHAREHOLDERS’ EQUITY
Common shares at stated value (9)	1,724	1,747
Earnings reinvested (10)	5,460	5,466
Accumulated other nonowner changes in equity (11)	(580)	(580)

TOTAL SHAREHOLDERS’ EQUITY	6,604	6,633

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	14,985	15,582

Certain figures for the prior year have been reclassified in the financial statements to conform with the current year’s presentation.

Approved by the directors May 2, 2006

/s/ T. J. Hearn	/s/ P. A. Smith

Chairman, president and	Controller and
chief executive officer	senior vice-president,
finance and administration

IMPERIAL OIL LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.     Basis of financial statement presentation
These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles of the United States of America and follow the same accounting policies and methods of computation as, and should be read in conjunction with, the most recent annual consolidated financial statements. In the opinion of the management, the information furnished herein reflects all known accruals and adjustments necessary for a fair presentation of the financial position of the company as at March 31, 2006, and December 31, 2005, and the results of operations and changes in cash flows for the three months ending March 31, 2006 and 2005. All such adjustments are of a normal recurring nature. The company’s exploration and production activities are accounted for under the “successful efforts” method.
The results for the three months ending March 31, 2006, are not necessarily indicative of the operations to be expected for the full year.
All amounts are in Canadian dollars unless otherwise indicated.
2.     Accounting changes
Share-based payments
Effective January 1, 2006, the company adopted the Financial Accounting Standards Board’s revised Statement of Financial Accounting Standards No. 123 (SFAS 123R), Share-based Payments. SFAS 123R requires compensation costs related to share-based payments to be recognized in the income statement over the requisite service period. The amount of the compensation costs is to be measured based on the grant-date fair value of the instrument issued. In addition, liability awards are to be remeasured each reporting period through settlement. SFAS 123R is effective for awards granted or modified after the date of adoption and for awards granted prior to that date that have not vested. In 2003, the company adopted a policy of expensing all share-based payments that is consistent with the provisions of SFAS 123R, and all prior years outstanding stock option awards have vested. SFAS 123R will therefore not materially change the company’s existing accounting practices or the amount of share-based compensation recognized in earnings.
The cumulative compensation expense associated with share-based payments made in 2003, 2004 and 2005 has been recognized in the income statement using the “nominal vesting period approach”. The full cost of awards given to employees who have retired before the end of the vesting period has been expensed. The use of a “non-substantive vesting period approach” based on the retirement eligibility age, is not significantly different from the nominal vesting period approach. The non-substantive vesting period approach is applicable to grants made after the adoption of SFAS 123R.
Accounting for purchases and sales of inventory with the same counterparty
Effective January 1, 2006, the company adopted the Emerging Issues Task Force (EITF) consensus on Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. The EITF concluded that purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another should be combined and recorded as exchanges measured at the book value of the item sold. In prior periods, the company recorded certain crude oil, natural gas, petroleum product and chemical sales and purchases contemporaneously negotiated with the same counterparty as revenues and purchases. As a result of the EITF consensus, the company’s accounts “operating revenue” and “purchases of crude oil and products” on the consolidated statement of income will be reduced by associated amounts with no impact on net income. All operating segments are affected by this change, with the largest impact in the petroleum products segment.

IMPERIAL OIL LIMITED

3.     BUSINESS SEGMENTS

	Natural		Petroleum
Three months to March 31	Resources		Products		Chemicals
millions of dollars	2006	2005	2006	2005	2006	2005

REVENUES AND OTHER INCOME
External sales (a)	1,146	999	4,278	4,599	362	342
Intersegment sales	828	700	601	596	88	78
Investment and other income	10	—	8	11	—	—

	1,984	1,699	4,887	5,206	450	420

EXPENSES
Exploration (b)	10	21	—	—	—	—
Purchases	662	647	3,674	4,083	314	283
Production and manufacturing (c)	559	443	311	267	53	40
Selling and general (c)	3	(2)	241	242	20	26
Federal excise tax	—	—	303	307	—	—
Depreciation and depletion	156	176	56	59	3	3
Financing costs	—	—	—	—	—	—

TOTAL EXPENSES	1,390	1,285	4,585	4,958	390	352

INCOME BEFORE INCOME TAXES	594	414	302	248	60	68
INCOME TAXES	197	138	103	82	21	24

NET INCOME	397	276	199	166	39	44

Export sales to the United States	425	337	266	166	216	198
Cash flows from (used in) operating activities	185	44	(163)	(92)	(21)	29
CAPEX (b)	217	243	95	70	—	3
Total assets as at March 31	7,225	6,981	6,683	6,218	522	499
Capital employed as at March 31	4,256	4,288	3,061	2,865	273	234

	Corporate
Three months to March 31	and Other		Eliminations		Consolidated
millions of dollars	2006	2005	2006	2005	2006	2005

REVENUES AND OTHER INCOME
External sales (a)	—	—	—	—	5,786	5,940
Intersegment sales	—	—	(1,517)	(1,374)	—	—
Investment and other income	14	7	—	—	32	18

	14	7	(1,517)	(1,374)	5,818	5,958

EXPENSES
Exploration (b)	—	—	—	—	10	21
Purchases	—	—	(1,516)	(1,374)	3,134	3,639
Production and manufacturing (c)	—	—	(1)	—	922	750
Selling and general (c)	74	147	—	—	338	413
Federal excise tax	—	—	—	—	303	307
Depreciation and depletion	1	—	—	—	216	238
Financing costs	5	2	—	—	5	2

TOTAL EXPENSES	80	149	(1,517)	(1,374)	4,928	5,370

INCOME BEFORE INCOME TAXES	(66)	(142)	—	—	890	588
INCOME TAXES	(22)	(49)	—	—	299	195

NET INCOME	(44)	(93)	—	—	591	393

Export sales to the United States	—	—	—	—	907	701
Cash flows from (used in) operating activities	(39)	(38)	—	—	(38)	(57)
CAPEX (b)	10	9	—	—	322	325
Total assets as at March 31	937	711	(382)	(405)	14,985	14,004
Capital employed as at March 31	510	443	—	—	8,100	7,830

(a)	Includes crude sales made by Products in order to optimize refining operations.

(b)	Capital and exploration expenditures (CAPEX) include exploration expenses, additions to property, plant, equipment and intangibles and additions to capital leases.

(c)	Beginning in the third quarter of 2005, incentive compensation expenses previously included in the operating segments, are now reported in the “corporate and other” segment. This change has the effect of isolating in one segment all incentive compensation expenses and improving the transparency of operating events in the operating segments. This change has no impact on consolidated total expenses, net income or the cash-flow profile of the company. Segmented results for the first quarter of 2005 have been reclassified for comparative purposes.

IMPERIAL OIL LIMITED

4.     Investment and other income
Investment and other income includes gains and losses on asset sales as follows:

	Three months
	to March 31
millions of dollars	2006	2005

Proceeds from asset sales	27	7
Book value of assets sold	16	5

Gain/(loss) on asset sales, before tax	11	2

Gain/(loss) on asset sales, after tax	8	2

5.     Employee retirement benefits
The components of net benefit cost included in total expenses in the consolidated statement of income are as follows:

	Three months
	to March 31
millions of dollars	2006	2005

Pension benefits:
Current service cost	25	22
Interest cost	60	60
Expected return on plan assets	(75)	(64)
Amortization of prior service cost	5	6
Recognized actuarial loss	29	21

Net benefit cost	44	45

Other post-retirement benefits:
Current service cost	2	2
Interest cost	6	6
Recognized actuarial loss	2	2

Net benefit cost	10	10

6.     Financing costs

	Three months
	to March 31
millions of dollars	2006	2005

Debt related interest	14	11
Capitalized interest	(10)	(9)

Net interest expense	4	2
Other interest	1	—

Total financing costs	5	2

7.     Long-term debt

			As at	As at
			Mar. 31	Dec. 31
			2006	2005

Issued	Maturity date	Interest rate	millions of dollars

2003	$250 million due May 26, 2007 and $250 million due August 26, 2007	Variable	500	500
2003	January 19, 2008	Variable	318	318

Long-term debt			818	818
Capital leases			44	45

Total long-term debt (a)			862	863

(a)	These amounts exclude that portion of long-term debt totalling $477 million (December 31, 2005 — $477 million), which matures within one year and is included in current liabilities.

IMPERIAL OIL LIMITED

8.     Other long-term obligations

	As at	As at
	Mar. 31	Dec. 31
millions of dollars	2006	2005

Employee retirement benefits (a)	837	1,152
Asset retirement obligations and other environmental liabilities (b)	420	423
Other obligations	174	153

Total other long-term obligations	1,431	1,728

(a)	Total recorded employee retirement benefits obligations also include $47 million in current liabilities (December 31, 2005 — $47 million).

(b)	Total asset retirement obligations and other environmental liabilities also include $76 million in current liabilities (December 31, 2005 — $76 million).
9.     Common shares

	As at	As at
	Mar. 31	Dec. 31
thousands of shares	2006	2005

Authorized	450,000	450,000
Common shares outstanding	327,961	332,625
On February 2, 2006, the company proposed to subdivide the common shares of the company on a three-for-one basis. The proposed stock split is subject to shareholder approval at the company’s annual meeting on May 2, 2006 and regulatory approvals.
In 1995 through 2004, the company purchased shares under ten 12-month normal course share purchase programs, as well as an auction tender. On June 23, 2005, another 12-month normal course program was implemented with an allowable purchase of up to 17.1 million shares (five percent of the total on June 21, 2005), less any shares purchased by the employee savings plan and company pension fund. The results of these activities are as shown below:

	millions of
Year	Shares	Dollars

1995 - 2004	232.5	6,840

2005 - First quarter	3.7	323
- Full year	17.5	1,795

2006 - First quarter	4.7	542

Cumulative purchases to date	254.7	9,177
Exxon Mobil Corporation’s participation in the above maintained its ownership interest in Imperial at 69.6 percent.

IMPERIAL OIL LIMITED

The following table provides the calculation of net income per common share:

	Three months
	to March 31
	2006	2005

Net income per common share — basic
Net income (millions of dollars)	591	393

Weighted average number of common shares outstanding (millions of shares)	331.0	348.3

Net income per common share (dollars)	1.79	1.13

Net income per common share — diluted
Net income (millions of dollars)	591	393

Weighted average number of common shares outstanding (millions of shares)	331.0	348.3
Effect of employee stock-based awards (millions of shares)	1.4	1.2

Weighted average number of common shares outstanding, assuming dilution (millions of shares)	332.4	349.5

Net income per common share (dollars)	1.78	1.12
10.     Earnings reinvested

	Three months
	to March 31
millions of dollars	2006	2005

Earnings reinvested at beginning of period	5,466	4,889
Net income for the period	591	393
Share purchases in excess of stated value	(518)	(304)
Dividends	(79)	(76)

Earnings reinvested at end of period	5,460	4,902

11.     Nonowner changes in shareholders’ equity

	Three months
	to March 31
millions of dollars	2006	2005

Net income	591	393
Other nonowner changes in equity (a)	—	—

Total nonowner changes in shareholders’ equity	591	393

(a)	Minimum pension liability adjustment.

IMPERIAL OIL LIMITED

OPERATING STATISTICS
(unaudited)

	Three months
	to March 31
	2006	2005

GROSS CRUDE OIL AND NGL PRODUCTION
(thousands of barrels a day)
Conventional	33	40
Cold Lake	150	152
Syncrude	51	39

Total crude oil production	234	231
Natural gas liquids (NGLs) available for sale	29	29

Total crude oil and NGL production	263	260

NET CRUDE OIL AND NGL PRODUCTION
(thousands of barrels a day)
Conventional	24	31
Cold Lake	139	139
Syncrude	51	39

Total crude oil production	214	209
Natural gas liquids (NGLs) available for sale	24	24

Total crude oil and NGL production	238	233

COLD LAKE BLEND SALES (thousands of barrels a day)	200	205
NGL SALES (thousands of barrels a day)	40	46

NATURAL GAS (millions of cubic feet a day)
Production (gross)	580	585
Production (net)	520	522
Sales	533	522

AVERAGE REALIZATIONS AND PRICES (Canadian dollars)
Conventional crude oil realizations (a barrel)	63.59	58.28
NGL realizations (a barrel)	42.65	35.27
Natural gas realizations (a thousand cubic feet)	9.40	7.02
Par crude oil price at Edmonton (a barrel)	68.88	62.63
Heavy crude oil at Hardisty (Bow River, a barrel)	40.26	39.49

PETROLEUM PRODUCTS SALES (millions of litres a day)
Gasolines	30.9	32.2
Heating, diesel and jet fuels	29.0	30.2
Heavy fuel oils	5.3	5.3
Lube oils and other products	6.7	5.5

Reported net petroleum products sales	71.9	73.2
Sales under purchase and sale agreements	13.8	15.0

Total petroleum products sales	85.7	88.2

TOTAL REFINERY THROUGHPUT (millions of litres a day)	77.3	76.5
REFINERY CAPACITY UTILIZATION (percent)	97	96

PETROCHEMICAL SALES (thousands of tonnes a day)	3.1	3.3

IMPERIAL OIL LIMITED

SHARE OWNERSHIP, TRADING AND PERFORMANCE
(unaudited)

	Three months
	to March 31
	2006	2005

RETURN ON AVERAGE CAPITAL EMPLOYED (a)
(rolling 4 quarters, percent)	35.2	25.7

RETURN ON AVERAGE SHAREHOLDERS’ EQUITY
(rolling 4 quarters, percent)	43.2	31.8

INTEREST COVERAGE RATIO — EARNINGS BASIS
(rolling 4 quarters, times covered)	88.9	77.2

SHARE OWNERSHIP
Outstanding shares (thousands)
Monthly weighted average	330,962	348,291
At March 31	327,961	345,887
Number of shareholders
At March 31	13,926	14,773

SHARE PRICES
Toronto Stock Exchange (Canadian dollars)
High	126.85	94.33
Low	106.07	67.51
Close at March 31	125.74	92.02

American Stock Exchange (U.S. dollars)
High	110.00	77.20
Low	91.61	54.80
Close at March 31	107.56	76.14

(a)	Return on capital employed is the rolling four quarters’ net income excluding the after-tax cost of financing divided by the average rolling four quarters’ capital employed.